Exhibit 10.1

Embarq Corporation 2008 Equity Incentive Plan

EMBARQ CORPORATION 2008 EQUITY INCENTIVE PLAN

Section 1. Purpose. The purposes of the Embarq Corporation 2008 Equity Incentive Plan (“Plan”) are to encourage Non-Employee Directors, officers and other employees of Embarq Corporation (“Company”) and its Affiliates to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders, and to enhance the ability of the Company and its Affiliates to attract and motivate individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Section 2. General Interpretive Principles and Definitions.

(a) General Interpretive Principles. (i) Words in the singular include the plural and vice versa, and words of one gender include the other gender, in each case, as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Plan and not to any particular provision of this Plan, and references to Sections and Appendices are references to the Sections of and Appendices to this Plan unless otherwise specified; (iii) the word “including” and words of similar import when used in this Plan mean “including, without limitation,” unless otherwise specified; and (iv) any reference to any U.S. federal, state, or local statute or law is deemed to also refer to all amendments or successor provisions thereto, as well as all rules and regulations promulgated under such statute or law, unless the context otherwise requires.

(b) Definitions. As used in the Plan, the following terms will have the meanings set forth below:

“Affiliate” means any Person with whom the Company would be treated as a “single employer” for purposes of Code Section 414(b) or (c), but replacing the 80 percent requirement in the regulations under Code Sections 414(b) and (c) with a 50 percent requirement, and any Person in which the Company has a significant equity interest, as determined by the Committee.

“Award” means any Option, Restricted Stock, Performance Share, Performance Unit, Restricted Stock Unit, Stock Appreciation Right, or Other Stock Unit award granted under the Plan.

“Award Agreement” means any written or electronic agreement, contract, or other instrument or document designating an Award granted under the Plan.

“Board” means the Board of Directors of the Company or any successor thereto.

“Business Day” means any day other than a Saturday, Sunday or any day designated as a holiday by the Federal government.

“Change in Control” has the meaning of that term set forth in Section 11; provided, however, that the Committee may establish other definitions of “Change in Control”, as appropriate, to comply with Code Section 409A and the regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof. Except as provided in Section 3(b)(iii), any such subcommittee that is appointed by the Compensation Committee will be composed of not less than two Directors, each of whom is both a Non-Employee Director, and an “outside director” within the meaning of Code Section 162(m).

“Company” means Embarq Corporation, a Delaware corporation.

“Covered Employee” means an Employee who meets the definition of “covered employee” under Code Section 162(m)(3).

“Director” means a member of the Board.

“Disability” means, in the case of a Participant, such Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Company.

“Employee” means any employee of the Company or any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means an officer of the Company who is subject to the liability provisions of Section 16 of the Exchange Act.

“Exercise Date” means the Business Day on which the holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations or other documentation as the

Committee may specify; provided that if such notice is delivered after 11:00 a.m. central standard time (or such other time as the Committee may specify), the Exercise Date will be the following Business Day.

“Fair Market Value” means, with respect to any property, the market value of such property determined by such methods or procedures established from time to time by the Committee; except that the “Fair Market Value” of a Share for purposes of Section 5 and Section 8 will mean either (i) the closing trading price of a Share for composite transactions, as published by The Wall Street Journal, for the date in question or, if no trade of Shares was made on that date, the next preceding date on which there was a trade of Shares or, (ii) if so determined by the Committee, an average selling price during a period specified by the Committee that is within thirty (30) days before or thirty (30) days after the Grant Date, provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs.

“Grant Date” means, unless the Committee provides a more specific method of determining the Grant Date, the date as of which an Award is made to a Participant. For an Option, the Grant Date cannot be a date earlier than the date of the action granting the Option.

“Incentive Stock Option” means an Option that is intended to meet the requirements of Code Section 422.

“Non-Employee Director” has the meaning provided for in Rule 16b-3(b)(3) under the Exchange Act.

“Nonqualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

“Option” means any right granted under the Plan allowing a Participant the opportunity to purchase Shares at such price or prices and during such period or periods as the Committee determines.

“Other Stock Unit” means an award, right, or interest relating to, valued in whole or in part by reference to, or otherwise based on Shares, that is granted pursuant to Section 9.

“Outside Director” means a member of the Board who is not an Employee.

“Participant” means an Employee or Outside Director who is designated to receive an Award under the Plan.

“Performance Award” means any Award that will be issued, granted or adjusted, or become vested or payable, as the case may be, upon the achievement of designated performance goals, pursuant to Section 10.

“Performance Period” means that period designated by the Committee at the time a Performance Award is granted during which performance relative to the designated performance goals is to be measured.

“Performance Share” means any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee determines, including cash, Shares, or any combination thereof, upon or following achievement of designated performance goals during the Performance Period.

“Performance Unit” means any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee determines, including cash, Shares, or any combination thereof, upon or following achievement of designated performance goals during the Performance Period.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

“Restricted Stock” means any Share issued pursuant to Section 6 which is subject to both a substantial risk of forfeiture and restrictions on the holder’s right to sell, transfer, pledge, or assign such Share. The Committee, in its sole discretion, may impose such other restrictions (including any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee deems appropriate.

“Restricted Stock Unit” or “RSU” means any grant pursuant to Section 7 of a right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

“Restricted Stock Unit Account” or “RSU Account” means an account established on the Company’s books for each Participant who receives an Award of RSUs.

“Share” means a share of the common stock of the Company.

“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 8 to receive, as of some future date, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date, over (b) the Strike Price.

“Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the Award Agreement.

Section 3. Administration.

(a) Powers of the Committee. The Plan shall be administered by the Committee. The Committee has full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

(i)	designate Participants;

(ii)	determine the type or types of Awards to be granted to each Participant;

(iii)	determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards;

(iv)	determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award;

(v)	determine whether, and in what amount, dividend equivalents will be credited to any Award;

(vi)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares, other Awards or other property, or canceled, forfeited or suspended;

(vii)	interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(viii)	establish and amend such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan and suspend or waive such rules and regulations or terminate such agents;

(ix)	make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee are final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any stockholder, and any Employee.

(b) Delegation.

(i)	delegate to officers, employees, independent contractors or vendors of the Company matters involving the routine administration of the Plan and which are not specifically required by any provision of this Plan to be performed by the Board or the Committee;

(ii)	delegate, in accordance with Delaware law, to the Company’s officers the authority to grant Options to Employees who are not Executive Officers or Outside Directors and to cancel or suspend Options granted to Employees who are not Executive Officers or Outside Directors subject to such terms and limitations imposed by the Committee; provided, however, that, unless otherwise permitted under Delaware law, the Committee shall not delegate to the Company’s Officers the authority to grant Awards other than Options; and

(iii)	delegate to one or more separate committees comprised of one or more Directors of the Company (who may but need not be members of the Committee) the authority to grant Awards and take other actions described in Section 3(a) with respect to Participants who are not Executive Officers, subject to such terms and limitations imposed by the Committee, and such actions will be treated of all purposes as if taken by the Committee;

(c) Determinations. All decisions, determinations and interpretations by the Committee regarding this Plan are final, conclusive and binding upon all Participants and Persons, including the Company, any Affiliate, any stockholder, and any Employee, or any other Person claiming rights under the Plan or an Award.

Section 4. Shares Subject to Plan and Participant Limits.

(a) Plan Limit. Subject to adjustment as provided in Section 4(c), the total number of Shares available for issuance pursuant to Awards is 15 million (15,000,000). Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Shares issued by the Company as a result of the Company’s assumption or substitution of outstanding grants under a plan of a company acquired in a corporate transaction shall not reduce the Shares available for issuance under the Plan.

(i)	Shares subject to an Option or SAR will be counted as one (1) Share at the time of grant for purposes of the limit set forth in

Section 4(a). A grant of a Tandem SAR and related Option where the exercise of the Tandem SAR or Option results in the cancellation of the other, will be counted as one Share at the time of grant for purposes of the limit set forth in Section 4(a). All Shares subject to a SAR, to the extent the SAR is exercised and whether or not Shares are actually issued upon exercise, will be considered issued for purposes of the limit set forth in Section 4(a).

(ii)	Shares subject to a grant of Restricted Stock, RSUs, Performance Units payable in Shares, Performance Shares, Other Stock Units or any other Award that results in the Company transferring the full value of a Share (or a number of Shares equal to the full value) granted under the Award will be counted as three (3) shares at the time of grant for purposes of the limit set forth in Section 4(a).

(iii)	Shares subject to Awards that are thereafter forfeited, cancelled, expire or are settled in cash or otherwise without the issuance of Shares, will again be available for issuance under the Plan. Shares subject to an Award may not again be made available for issuance under the Plan if such Shares are:

(A)	Shares that were subject to an Option, stock-settled Stock Appreciation Right or other stock-settled Award and were not issued or delivered as a result of the net settlement of such Award;

(B)	Shares delivered, withheld or otherwise used to pay the exercise price or withholding taxes related to an Award; or

(C)	Shares repurchased on the open market with the proceeds of an Option exercise.

(b) Participant Limit. No Participant will be granted one or more Awards of Options and/or SARs in any calendar year covering more than 1,000,000 Shares. No Participant will be granted one or more Awards of RSUs, Restricted Stock, Performance Units payable in Shares or Performance Shares in any calendar year covering more than 500,000 Shares. No Participant will be granted cash-based Performance Units or other cash-based Awards the value of which may be paid, credited or vested in any calendar year in excess of $7.5 Million. The maximum share limits set forth herein will be adjusted to the extent necessary to reflect adjustments made under Section 4(c).

(c) Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, split-up, spin-off, forward or reverse stock split, or other change in the corporate structure affecting the Shares, an equitable adjustment will be made in the aggregate number and class of Shares which may be issued under the Plan, in the number and class of Shares that may be subject to an Option or a SAR granted to any individual in any year under the Plan, in the number, class and Option price of Shares subject to outstanding Options granted under the Plan, in the value of, or number or class of Shares subject to, other Awards granted under the Plan, and in the number and type of Shares or other securities specified as the annual per-participant limitations in Section 4(b) as may be determined by the Committee to be appropriate, in its sole discretion, to prevent dilution or enlargement of benefits or potential benefits intended under the Plan or any Award and (where applicable) consistent with the requirements of Code Sections 409A and 162(m). Adjustments under this Section 4(c) will not result in the right to purchase or receive fractional Shares under any Award. In the event the calculation of any adjustment under this section results in a fractional number of Shares, the number of Shares subject to an affected Award will be rounded down to the nearest whole number.

Section 5. Stock Options.

(a) Eligibility and Grant of Option. Options may be granted hereunder to Participants either alone or in addition to other Awards. The Committee in its sole discretion will designate whether an Option is an Incentive Stock Option or a Nonqualified Stock Option. Unless the Option Award Agreement specifically designates an Option as an Incentive Stock Option, such Option is deemed to be a Nonqualified Stock Option. Each grant of Options to a Participant under the Plan will be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b) Number of Shares. Each Option Award Agreement will state that it covers a specified number of Shares, as determined by the Committee.

(c) Exercise Price. Each Award Agreement will state the exercise price per Share purchasable under an Option, determined by the Committee in its sole discretion; provided that such exercise price shall not be less than the Fair Market Value of the Share on the Grant Date of the Option.

(d) Option Period. Subject to the limitations described below in Section 5(f) relating to Incentive Stock Options, each Award Agreement will state the term of each Option, not to exceed ten years, fixed at the Grant Date by the Committee in its sole discretion.

(e) Method of Exercise. Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may pay the exercise price in such form or forms, including payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) with a Fair Market Value on the Exercise Date equal to the total exercise price, or by any combination of cash, Shares and other consideration, as the Committee may permit.

(f) Incentive Stock Options. No Incentive Stock Option will be exercisable after the expiration of ten years from the date the Option is granted. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant that are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Code Section 422. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Code Section 422.

(g) Form of Settlement. All Options will be settled in the form of Shares.

(h) Repriced Options Subject to Stockholder Approval. The Committee may grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, for such purposes and on such terms (including Option price) as it deems appropriate, subject to stockholder approval if such replacement grant would be deemed to be a repricing under the rules of the New York Stock Exchange.

(i) No Reload Grants. Options will not be granted in consideration for and will not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and or tax withholding obligation under any other Option.

(j) Other Terms. As the Committee deems desirable, each Option may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 6. Restricted Stock.

(a) Eligibility and Issuance of Restricted Stock. Restricted Stock Awards may be issued hereunder to Participants, for such consideration not less than the minimum consideration required by applicable law, as the Committee may determine, either alone or in addition to other Awards. The provisions of Restricted Stock Awards need not be the same with respect to each Participant. Each grant of Restricted Stock to a Participant under the Plan will be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b) Number of Shares. Each Award Agreement will state that it covers a specified number of Shares of Restricted Stock, as determined by the Committee.

(c) Restrictions. A Participant’s right to retain Shares of Restricted Stock will be subject to such restrictions as are set forth in the Award Agreement, including but not limited to, continued performance as an Employee or Outside Director for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives (as described in Section 10(b)), as may be established by the Committee with respect to such Award. The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to (i) different Participants, (ii) different Restricted Stock Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Stock Award. Any grant of Restricted Stock will contain terms such that the Award is either exempt from Code Section 409A or complies with such Section.

(d) Lapse of Restrictions. The restrictions on each Share of Restricted Stock will lapse in accordance with the terms set forth in the applicable Award Agreement.

(e) Dividends. Unless otherwise provided in an employment agreement or Award Agreement, if ordinary cash dividends are paid on Shares, Participants who hold Restricted Stock on the dividend record date will receive, on the dividend payment date, the ordinary cash dividend attributable to such Restricted Stock. If extraordinary cash dividends or non-cash dividends are paid on Shares, and a Participant holds Restricted Stock on the dividend record date, the extraordinary cash dividend or the non-cash dividend attributable to such Restricted Stock will be subject to the same restrictions as the Restricted Stock.

(f) Other Terms. As the Committee deems desirable, each Restricted Stock Award may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 7. Restricted Stock Unit Awards.

(a) Eligibility and Grant of Restricted Stock Units (“RSUs”). RSUs may be granted hereunder to Participants in such amount and upon such terms as the Committee will determine, either alone or in addition to other Awards. Each Award of RSUs to a Participant under the Plan will be evidenced by an Award Agreement that specifies the restrictions, the number of Shares subject to the RSUs granted, and such other provisions as the Committee may determine in accordance with the Plan and Code Section 409A.

(b) Voting Rights. A Participant will have no voting rights with respect to Shares subject to RSUs.

(c) Crediting Restricted Stock Units. The Company will establish an RSU Account on its books for each Participant who receives an Award of RSUs. RSUs will be credited to the Participant’s RSU Account as of the Grant Date of such RSU. RSU Accounts will be maintained for recordkeeping purposes only and the Company will not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts will be an unfunded, unsecured obligation of the Company.

(d) Restrictions. The Committee may impose such restrictions on RSUs, including time-based restrictions, restrictions based on the achievement of specific performance goals (as described in Section 10(b)), time-based restrictions following the achievement of specific performance goals (as described in Section 10(b)), restrictions based on the occurrence of a specified event, and/or restrictions under applicable securities laws.

(e) Lapse of Restrictions. The restrictions on each RSU will lapse in accordance with the terms set forth in the applicable Award Agreement.

(f) Settlement of RSU Accounts.

(i)	General. The Company will settle an RSU Account by delivering to the holder thereof (which may be the Participant or his or her Beneficiary, as applicable) either (i) an amount of cash equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the number of Shares underlying the RSUs then credited to the Participant’s RSU Account (or a specified portion in the event of any partial settlement), or (ii) a number of Shares equal to the whole number of Shares underlying the RSUs then credited to the Participant’s RSU Account (or a specified portion in the event of any partial settlement). Any fractional RSUs remaining in the RSU Account on the Settlement Date will be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional RSUs.

(ii)	Settlement Date. The “Settlement Date” for all RSUs credited to a Participant’s RSU Account will be the date on which the restrictions applicable to an Award of RSUs have lapsed as specified in the RSU Award Agreement.

(g) Other Terms. As the Committee deems desirable, each Award of RSUs may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 8. Stock Appreciation Right Awards.

(a) Eligibility and Grant of Stock Appreciation Rights (“SARs”). Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards. SARs may, but need not, be granted in connection with a specific Option (in such case, a “Tandem SAR”). Any Tandem SAR must be granted at the same time the related Option is granted. SARs granted to a Participant under the Plan will be evidenced by an Award Agreement that contains the terms and conditions of the SAR as determined by the Committee.

(b) Term of SAR. Unless otherwise provided in the Award Agreement, (a) no SAR will have a term of more than ten (10) years from the Grant Date of the SAR, and (b) Tandem SARs will vest at the same time and in the same proportions as the related Options.

(c) Strike Price. The Strike Price of a SAR will be determined by the Committee in its sole discretion; provided that the Strike Price shall not be less than the Fair Market Value of a Share on the Grant Date of the SAR.

(d) Exercise and Payment. Except as may otherwise be provided by the Committee in an Award Agreement, SARs will be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. The Committee may provide that payment with respect to an exercised SAR may occur on a fixed date which may not be the same as the Exercise Date, but in no event shall the payment date occur after the later of the end of the calendar year or 2 1/2 months following the date on which the SAR is exercised, and may provide for additional payment in recognition of the time value of money and any delay between the Exercise Date and the payment date. Any payment by the Company in settlement of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, determines.

(e) Grant Limitations. The Committee may on the Grant Date impose any other limitations upon the exercise of SARs that it deems necessary or desirable in order for the Award to qualify for an exemption from Section 16(b) of the Exchange Act. Any grant of SARs shall contain terms such that such SARs are exempt from Code Section 409A.

(f) Exercise of Tandem SARs. To the extent that a SAR is granted in connection with, or related to, an Option (a “Tandem SAR”), the terms of such Tandem SAR will provide that (i) the related Option will be forfeited upon the exercise of such Tandem SAR or alternatively, that the Tandem SAR will be cancelled upon the exercise of the related Option, (ii) the Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable, (iii) each Tandem SAR will expire no later than the expiration of the related Option, and (iv) the value of the payout with respect to the Tandem SAR will be no more than one hundred percent (100%) of the difference between the exercise price per Share of the related Option and the Fair Market Value per Share of the Shares subject to the related Option at the time the Tandem SAR is exercised.

(g) Repriced SARs Subject to Stockholder Approval. The Committee may grant SARs in replacement of SARs previously granted under this Plan or any other compensation plan of the Company, for such purposes and on such terms (including Strike Price) as it deems appropriate, subject to stockholder approval if such replacement grant would be deemed to be a repricing under the rules of the New York Stock Exchange.

(h) Other Terms. As the Committee deems desirable, each SAR may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 9. Performance Shares, Performance Units and Other Stock Units.

(a) Eligibility and Grant of Awards. Performance Shares, Performance Units and Other Stock Units may be granted hereunder, for such consideration not less than the minimum consideration required by applicable law, as the Committee may determine, either alone or in addition to other Awards. Each grant of such an Award to a Participant under the Plan will be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b) Other Terms. As the Committee deems desirable, each Performance Share, Performance Unit or Other Stock Unit may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 10. Performance Awards; Section 162(m) Provisions.

(a) Terms of Performance Awards. Except as provided in Section 11, Performance Awards will be issued, granted or adjusted, or become vested or payable, only after the end of the relevant Performance Period. The Performance Period, the performance goals to be achieved for each Performance Period, the maximum amount of the Award to be distributed upon satisfaction of those performance goals and any other terms or conditions that the Committee deems appropriate and consistent with the requirements of Code Section 162(m) for “qualified performance-based compensation” will be determined by the Committee in its sole discretion.

(b) Performance Goals. For Performance Awards subject to this Section 10, the lapsing of restrictions thereon, or the vesting thereof, and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following metrics, and which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions, joint ventures or other operating units:

(i)	Earnings measures (including OIBDA, operating income, or net income), either in the aggregate or on a per-Share basis;

(ii)	Growth or rate of growth in earnings (either in the aggregate or on a per-Share basis);

(iii)	Cash flow provided by operations, either in the aggregate or on a per-Share basis;

(iv)	Growth or rate of growth in cash flow (either in the aggregate or on a per-Share basis);

(v)	Free cash flow (either in the aggregate on a per-Share basis);

(vi)	Reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more business units;

(vii)	Operating and maintenance cost management and employee productivity;

(viii)	Stockholder returns (including return on assets, investments, equity, or gross sales, either versus internal targets or external comparison);

(ix)	Return measures (including return on assets, equity, invested capital or sales);

(x)	Growth or rate of growth in return measures (including return on assets, equity, invested capital or sales);

(xi)	Share price (including attainment of a specified per-Share price during the Performance Period; growth measures, or total shareholder return including relative to an index or peers or attainment of a specified per-Share price for a specified period of time);

(xii)	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, or geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; and/or

(xiii)	Achievement of business or operational goals such as market share, customer satisfaction, new product or services revenue and/or business development;

provided that applicable performance goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. In addition to the foregoing performance goals, the performance goals shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company’s stockholders, which are incorporated herein by reference. Such performance goals shall be set by the Committee in writing within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).

(c) Adjustments. Notwithstanding any provision of the Plan other than Section 4(c) or Section 11, with respect to any Award that is subject to this Section 10, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or Disability of the Participant, or upon a Change in Control.

(d) Other Restrictions. The Committee has the power to impose such other restrictions on Performance Awards as it deems necessary or appropriate to insure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m)(4)(B).

(e) Section 162(m) Limitations. Notwithstanding any other provision of this Plan, if the Committee determines at the time any Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a Covered Employee, then the Committee may provide that this Section 10 is applicable to such Award.

(f) If Awards are made under this Section 10, the Plan must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of this Section 10, if additional Grants are to be made under this Section 10 and if required by section 162(m) of the Code or the regulations thereunder.

Section 11. Change in Control.

(a) In order to maintain the Participants’ rights in the event of any Change in Control, the Committee may, in its sole discretion, as to any Award, either at the time an Award is granted hereunder or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the vesting, exercise or settlement of any such Award so that such Award may be vested, exercised or settled in full on or before a date fixed by the Committee; (ii) require that Participants surrender their outstanding Options and SARs for cancellation in exchange for one or more payments by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and SARs exceeds the exercise price or Strike Price, as applicable, and on such terms as the Committee determines, (iii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, (iv) with respect to Participants holding RSUs, Performance Units, Other Stock Unit Awards or dividend equivalents, the Committee may determine that such Participants shall receive one or more payments in settlement of such RSUs, Performance Units, Other Stock Unit Awards or dividend equivalents, in such amount and form and on such terms as may be determined by the Committee, (v) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control, or (vi) cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving corporation after such Change in Control. Without limiting the foregoing, if the Fair Market Value of a Share does not exceed the per Share exercise price of an Option or Strike Price of an SAR, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it deems equitable and in the best interests of the Company.

(b) Unless the Committee determines otherwise with respect to any Award, a “Change in Control” means the occurrence of any of the following events:

(i)	the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder, including Rule 13d-

5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 30% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(A)	an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B)	an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of at least 50% of the voting power of the Company’s then outstanding securities in substantially the same proportions as their ownership of the stock of the Company, or

(C)	an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

(ii)	a change in the composition of the Board that causes less than a majority of the directors of the Company to be directors that meet one or more of the following descriptions:

(A)	a director who has been a director of the Company for a continuous period of at least 24 months (or, if less, since the date the Shares were listed on the New York Stock Exchange), or

(B)

a director whose election or nomination as director was approved by a vote of at least two-thirds of the then directors described in clauses (ii)(A), (B), or (C) by prior nomination or election, but excluding, for the purpose of this subclause (B), any director whose initial assumption of office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of the Company’s assets, consolidation, reorganization, or business combination that would be a Change in Control under clause (iii) on consummation thereof, or

(C)	who were serving on the Board as a result of the consummation of a transaction described in clause (iii) that would not be a Change in Control under clause (iii);

(iii)	the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than in a transaction

(A)	that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the Board’s approval of the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time), and

(C)	after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, no person or group shall be treated for purposes of this clause (C) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction; or

(iv)	a liquidation or dissolution of the Company other than in connection with a transaction described in (iii) above that would not be a Change in Control thereunder.

For purposes of clarification, (x) a change in the voting power of the Company voting securities based on the relative trading values of the Company’s then outstanding securities as determined pursuant to the Company’s Articles of Incorporation or (y) an acquisition of the Company securities by the Company that, in either case, by itself (or in combination only with the other event listed in this sentence) causes the Company’s voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of the Company’s then outstanding voting securities is not to be treated as an “acquisition” by any person or group for purposes of clause (i) above. For purposes of clause (i) above, the Company makes the calculation of voting power as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of clause (iii) above, the Company makes the calculation of voting power as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.

(c) If an Award provides for or is subject to acceleration under Section 11(a), the provisions of this Section shall apply to the Award. Unless otherwise provided in a Participant’s employment agreement, if any, or any other plan or arrangement within the Company to which the Participant is a party or Participant, if an acceleration of vesting, exercisability or settlement of an Award, together with all other payments or benefits contingent on the Change in Control within the meaning of Code Section 280G (“Payment”), would constitute a “parachute payment” within the meaning of Section 280G, and thus be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be reduced to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits (or a cancellation of the acceleration of vesting, exercisability or settlement of an Award) constituting a “parachute payment” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration will occur in the order that provides the maximum economic benefit to the Participant. In the event that acceleration of vesting, exercisability or settlement of an Award is to be reduced, such acceleration also will be canceled in the order that provides the maximum economic benefit to the Participant.

Section 12. Amendments and Termination. The Board may amend, alter or discontinue the Plan in whole or in part without the approval of the Company’s stockholders, except that (i) any amendment or alteration shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares may then be listed and (ii) no amendment, alteration, or discontinuation will be made that would impair the rights of a Participant under any outstanding Award, without the Participant’s consent, or that without the approval of the stockholders would, except as is provided in Section 4(c) of the Plan, increase the total number of Shares reserved for the purposes of the Plan. No amendment, alteration or discontinuation will cause any payments to be made any earlier than are otherwise provided hereunder, unless permitted by Code Section 409A.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment will impair the rights of any Participant without the Participant’s consent. The Committee may also substitute new Awards for Awards previously granted to Participants, but it may not (i) substitute new Options or SARs having a lower exercise price for previously granted Options or SARs having a higher exercise price or (ii) substitute another Award for an Option or SAR which has an exercise price above the then current Fair Market Value.

Section 13. General Provisions.

(a) Non-Transferability. No Award is assignable or transferable by a Participant otherwise than by will or by the laws of descent and distribution, provided that, if so determined by the Committee, each Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive the Shares or other property issued upon such exercise, and further provided that the Committee may allow such other assignments and transfers of awards as it may determine from time to time.

(b) Effect of Award. No Participant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

(c) Effect of Award Agreement. The prospective recipient of any Award under the Plan will not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient executes an Award Agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Committee or Plan Administrator, and otherwise complied with the then applicable terms and conditions.

(d) Adjustment of Awards. The Committee will be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable to carry it into effect. In the event the Company assumes outstanding employee benefit awards or the right or obligation to make future awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it deems appropriate.

(e) Non-Competition. The Committee has full power and authority to determine whether, to what extent and under what circumstances any Award will be canceled, forfeited or suspended. In particular, but without limitation, all outstanding Awards to any Participant will be canceled if the Participant, without the consent of the Committee, while employed by or providing services as an Outside Director to the Company or an Affiliate or after termination of such employment or service as an Outside Director, engages in Competitive Employment . Unless otherwise provided in the Participant’s Employment Agreement, if any, “Competitive Employment” will have the meaning set forth in the Embarq Corporation Executive Severance Plan.

(f) Payment of Consideration. Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan are not required to make any payment or provide consideration other than the rendering of services.

(g) Withholding. The Company is authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due with respect to an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company will also be authorized to withhold the delivery of Shares to a Participant, or accept previously owned Shares from a Participant, in payment for the withholding of taxes.

(h) Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(i) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(j) Severability. If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan will remain in full force and effect.

(k) Code Section 409A Compliance. This Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A and applicable judicial decisions construing Section 409A.

(l) Dividend Equivalents. Whenever cash dividends are paid or non-cash dividends or distributions are made with respect to Shares, the Committee may elect to credit dividend equivalents to any Award other than Options or SARs. Such dividend equivalents may be paid immediately or subject to the same restrictions imposed on the underlying Award.

Section 14. Effective Date of Plan. The Plan will be effective as of the date of its approval by the Company’s stockholders. No Award will be granted pursuant to the Plan after the tenth anniversary of such effective date, but any Award granted on or before such date may extend beyond that date.